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                                                                    EXHIBIT 10.1


                         FIRST CAPITAL BANCSHARES, INC.
                                  P.O. BOX 1353
                          BENNETTSVILLE, SOUTH CAROLINA

                                February 24, 1999

Mr. Aubrey Crosland
Bennettsville, South Carolina

Dear Aubrey:

         We are pleased to propose this Amended and Restated Letter of Agreement (this "Agreement") to be entered into among First Capital Bancshares, Inc., a South Carolina corporation (the "Company"), First Capital Bank (Proposed), a proposed thrift (the "Thrift" and, together with the Company, the "Employer") and Aubrey Crosland, an individual resident of South Carolina (the "Executive"). This letter supersedes the previous letter of June 4, 1998.

         The Company is the proposed holding company for the Thrift and is in the process of organizing the Thrift. The Executive has agreed to serve as President of the Company and the Thrift. The Employer recognizes that the Executive's contribution to the growth and success of the Company and the Thrift during organization and the initial years of operations will be a significant factor in the success of the Company and the Thrift. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Company and the Thrift and promote the best interests of the Thrift and the Company. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 14 hereof.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President of the Company and the Thrift upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's and the Thrift's Bylaws or assigned by the Company's and the Thrift's respective Boards of Directors (the "Boards") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Thrift.


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         2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three years, with an annual review of Executive's performance and written approval by the Boards for renewal, which may be extended for additional time periods by mutual agreement of the Executive and the Employer.

         3. Compensation and Benefits.

         (a) The Employer shall pay the Executive a salary at a rate of not less than $60,000 per annum, which shall be increased to not less than $85,000 per annum on the date the Bank opens, in accordance with the salary payment practices of the Employer.

         (b) The Executive shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer, provided that the Employer shall pay 100% of the cost of health insurance benefits for the Executive and his immediate family. The Employer shall provide to the Executive, at no cost to the Executive, term life insurance in an amount equal to at least two times the Executive's then-current base salary. If the Executive retires with the consent of the Employer's board of directors before the age of 65, the Employer shall continue to provide the health and life insurance benefits provided for in this paragraph, at no cost to the Executive, at least until the Executive reaches the age of 65.

         (c) On the date of the closing of the stock offering for the initial capitalization of the Thrift, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase 8,000 shares of Common Stock. The option will be represented by a separate stock option agreement which will provide that the option will have a ten-year term, will vest over a six-year period (1,000 shares on each of the first three anniversaries of the opening date of the Bank, 1,667 shares on the fourth and fifth anniversaries, and 1,666 shares on the sixth anniversary, so long as the Executive is still employed by the Employer on each anniversary and provided that the performance goals for such year described in Section 3(d) are achieved).

         (d) The Board of Directors agrees to set performance goals for the Company and the Thrift for each fiscal year, and the Board may, in its discretion, grant to the Executive a cash bonus, in an amount to be determined by the Board, at the end of each fiscal year in which the Company and the Thrift achieve such performance goals.

         (e) Beginning on the date the Bank opens, the Company shall provide the Executive with a leased automobile of the Executive's choice, with a lease rate not to exceed $400 per month, provided that the Executive shall be responsible for all fuel costs and any maintenance costs that are not covered by warranty. The Employer shall fully insure the automobile at no cost to the Executive. In addition, the Employer shall pay the dues for the Executive's




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membership in the Rotary Club and an area country club in an amount to be agreed upon by the parties.

         (f) Beginning on the date of this Agreement, the Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

         (g) The Employer shall provide the Executive with appropriate directors' and officers' liability insurance coverage at no cost to the Executive.

         (h) The Executive shall be entitled to three weeks of paid vacation per year.

         4. Termination.

         (a) Notwithstanding the Term of this Agreement, the Employer has the right to terminate this Agreement at any time in accordance with this Section 4.

         (b) If the Employer terminates the Executive's employment under this Agreement prior to the end of the Term for any reason other than (i) Cause or
(ii) because the Bank fails to open, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for six months from the date of termination, plus any bonus earned or accrued through the date of termination, and shall also continue providing the health insurance benefits for the Executive and his immediate family described in Section 3(b). The Employer may terminate this Agreement at any time, but any termination by the Employer other than termination for Cause or because the Bank fails to open shall not prejudice the Executive's right to severance compensation or other benefits under this Agreement.

         (c) If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the through the date of death.

         (d) If the Executive's employment is terminated for Cause or because the Bank fails to open, or if the Executive resigns, the Executive shall receive any sums due him as base salary and reimbursement of expenses through the date of such termination. The Executive shall have no right to receive severance compensation or other benefits for any period after termination for Cause or if the Bank fails to open. For purposes of this Agreement, termination for Cause shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material uncured breach of any provision of this Agreement.



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         (e) If the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818
(e)(3) and (g)(1)), the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

         (f) If the Executive is removed or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818
(e)(4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

         (g) If the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(g) shall not affect any vested rights of the parties hereto.

         (h) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary of the continued operation of the Employer, in the following cases:

                  (i) By the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

                  (ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.

         (i) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.



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         (j) In the event that the Executive's employment is terminated for any reason, if requested by the Board the Executive shall (and does hereby) tender his resignation as a director of the Company and the Thrift, effective as of the date of termination.

         (k) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) and any regulations promulgated thereunder.

         5. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or at any time after his employment. As provided by South Carolina statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         6. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 5 and 6 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

         7. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, employee shall certify in writing compliance with the foregoing requirement.

         8. Restrictive Covenants.

         (a) No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a




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Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

         (b) No Recruitment of Personnel. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

         (c) Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

         9. Independent Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b), and 8(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 8 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.



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         10. Successors; Binding Agreement. The rights and obligations of this
Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

         11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

         13. Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 8(a), 8(b), or 8(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

         14. Certain Definitions.

         (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

         (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

         (c) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.



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         (d) "Territory" shall mean (a) during the Executive's employment with the Employer and for a period of six months thereafter, a radius of (i) 50 miles from the main office of the Employer or (ii) 25 miles from any branch office of the Employer, and (b) for a period commencing six months after termination of the Executive's employment and continuing an additional six months, Marlboro County, South Carolina.

         15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17. No Conflict with Laws. In the event there are any discrepancies herein with any federal law or regulation, the federal law or regulation shall control.



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         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST CAPITAL BANCSHARES, INC.



         \s\ Lee C. Shortt
-----------------------------------
Name:    Lee C. Shortt
Title:   Chairman


FIRST CAPITAL BANK (PROPOSED)



         \s\ J. Randy McDonald
-----------------------------------
Name:    J. Randy McDonald
Title:   CEO


EXECUTIVE


         \s\ Aubrey Crosland
-----------------------------------
Name:  Aubrey Crosland